Exhibit 4.5

Execution Version

DATED August 6, 2014

VTTI MLP HOLDINGS LTD

and

VTTI MLP SERVICES LTD

SECONDMENT AGREEMENT

Slaughter and May

One Bunhill Row

London, EC1Y 8YY

THIS AGREEMENT is made this 6th day of August 2014

BETWEEN

(1)	VTTI MLP HOLDINGS LTD (registered in England under number 9086292) whose registered office is at 25-27 Buckingham Palace Road, London SW1W 0PP (“VTTI Holdings”); and

(2)	VTTI MLP SERVICES LTD (registered in England under number 9083120) whose registered office is at 25-27 Buckingham Palace Road, London SW1W 0PP (“VTTI Services”),

(together, the “Parties”).

WHEREAS

(A)	VTTI Holdings, VTTI Energy Partners LP (the “Partnership”) and VTTI Energy Partners GP LLC (the “General Partner”) have entered into an administrative services agreement dated on or about the date hereof (the “Administrative Services Agreement”), pursuant to which VTTI Holdings is to provide, or procure the provision of, management and administrative support services to the Partnership on the terms set out in the Administrative Services Agreement.

(B)	VTTI Holdings, having no employees and therefore being unable to provide such services out of its own resources, wishes to engage VTTI Services to put its employees at the disposal of VTTI Holdings on the terms set out herein.

NOW IT IS AGREED as follows.

1.	Definitions

In this Agreement:

“Administrative Services”	has the meaning given in the Administrative Services Agreement;

“Administrative Services Agreement”	has the meaning given in the recitals;

“Consultants”	means those officers or employees of VTTI Services as VTTI Holdings may from time to time reasonably request;

“Fee”	has the meaning given in clause 4.1;

“General Partner”	has the meaning given in the recitals;

“Management Services”	has the meaning given in the Administrative Services Agreement;

“Partnership”	has the meaning given in the recitals;

“Partnership Agreement”	has the meaning given in the Administrative Services Agreement;

“Services”	means the Administrative Services and the Management Services; and

“VAT”	means value added, goods, sales or any similar tax.

2.	Provision of Consultants

2.1	From the date of this Agreement until the termination of this Agreement in accordance with clause 8 below, VTTI Services shall make available to VTTI Holdings the Consultants at such times and at such places as VTTI Holdings may consider necessary for the provision of such of the Services as VTTI Holdings may direct.

2.2	VTTI Services shall, and shall ensure that each Consultant shall, comply with all applicable laws and regulations, including, but not limited to, the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act and any other applicable anti-corruption legislation.

2.3	VTTI Services shall retain sufficiently qualified staff to provide the Services.

2.4	VTTI Holdings shall be under no obligation to provide any Consultant with work, whether during or following termination of this Agreement.

3.	Absences of Consultants

VTTI Services shall not be obliged to make the services of a particular Consultant available to VTTI Holdings when that Consultant is unable to work due to holiday, illness or injury.

4.	Fees and Expenses

4.1	In consideration for the provision of the Consultants and subject to receipt of appropriate invoices, VTTI Holdings shall pay to VTTI Services a fee calculated as an allocated portion, as determined by VTTI Services, of all documented costs incurred by VTTI Services in hiring the Consultants for those periods that the Consultants are providing Services, with the following cost mark-ups applied:

Back-office staff salaries	5%
Executive salaries	10%
Executive bonuses	12.5%

(the “Fee”).

4.2	The Fee shall be determined calendar monthly and shall be payable by credit transfer to the account nominated from time to time by VTTI Services within 7 days after receipt by VTTI Holdings of an appropriate invoice issued by VTTI Services.

4.3	The cost of all travelling and other out-of-pocket expenses incurred by the Consultants in providing the Services shall be refunded by VTTI Holdings to VTTI Services provided those expenses are reasonably incurred, of reasonable amounts and evidenced in such manner as VTTI Holdings may reasonably require.

4.4	The Parties acknowledge that VTTI Services and its affiliates may pay incentive compensation amounts to any Consultant pursuant to or in connection with any bonus, option equity incentive or similar program maintained by VTTI Services and that an allocation portion as determined by VTTI Services and agreed upon by VTTI Holdings of such incentive compensation amounts may be included in the Fee as provided in Section 4.1 above.

4.5	All amounts stated to be payable under this Agreement are exclusive of VAT. To the extent that VAT is chargeable by reference to any supply made under this Agreement, the recipient of such supply shall pay to the supplier an amount equal to such VAT on receipt of a valid VAT invoice in respect thereof.

4.6	VTTI Holdings shall be entitled to deduct from the Fee any sums that VTTI Services may owe to VTTI Holdings at any time.

5.	Other Activities

Nothing in this Agreement shall prevent VTTI Services or any Consultant or former Consultant from providing its or his services to, or undertaking, any other business or profession or being or becoming an employee, consultant or agent of or adviser to any other company, firm or person or assisting or having any financial interest in any other business or profession.

6.	Confidentiality

VTTI Services shall, and shall procure that any Consultant shall, keep confidential all information that it (or its officers and employees) has acquired or developed in the course of providing the Services.

7.	Relationship of the Parties

VTTI Services confirms that each Consultant is, and any future Consultant will be, an employee of VTTI Services and will remain so for as long as he is a Consultant under this Agreement. Nothing in this Agreement shall render any Consultant an employee or a partner of VTTI Holdings, the Partnership or the General Partner, and no Consultant shall have the status or rights of a worker or agency worker of VTTI Holdings, the Partnership or the General Partner under all and any applicable employment legislation (in particular the Agency Workers Regulations 2010). Accordingly, subject to clause 4.4, VTTI Services shall be responsible for all matters in relation to each Consultant’s employment, including any disciplinary action, and shall bear exclusive responsibility for the payment of any National Insurance contributions, income tax and any other statutory charges or deductions specified by law from time to time in respect of the employment of and any payments made to each Consultant.

8.	Termination

8.1	This Agreement shall, subject to the remainder of this clause 8, continue in force until terminated either:

(A)	by VTTI Services or VTTI Holdings upon 90 days’ written notice; or

(B)	by VTTI Holdings in circumstances where, following a termination of the Administrative Services Agreement in accordance with the terms of that agreement, VTTI Holdings elects within a period of 10 days following such termination of the Administrative Services Agreement to terminate this Agreement.

8.2	Either Party may terminate this Agreement forthwith by written notice to the other in the event of:

(A)	any material or persistent default or breach by the other of any of its obligations hereunder (in the case of default or breach capable of remedy, where the other has failed to make good such default or breach within 14 days of receipt of notice in writing requiring it to do so); or

(B)	the other suspending or threatening to suspend payment of its debts, being unable to pay its debts or being deemed to be unable to pay its debts, or a liquidator being appointed, a resolution being passed or an order being made for the purpose of or in connection with winding-up the other, or an administrator being appointed, a resolution being passed or an order being made in connection with the appointment of an administrator in respect of the other, or the other ceasing to carry on its business, or the other proposing or making any composition, compromise, assignment or arrangement with all or any class of its creditors, save in respect of (B) above where such action, event, circumstances or situation is for the sole purpose of a solvent scheme of reconstruction or amalgamation.

8.3	Any termination of this Agreement shall be without prejudice to any accrued rights and liabilities of any Party subsisting as at the date of termination. Notwithstanding the termination of this Agreement, the provisions of clause 6, clause 7, clause 8, clause 9.2, clause 9.4, clause 9.5 and clause 9.6 shall remain in force and be binding on the Parties.

8.4	Upon termination of this Agreement, VTTI Holdings shall be obligated to pay any and all amounts payable under clause 4 for the applicable Consultants provided prior to the time of termination.

8.5	If this Agreement is terminated by VTTI Holdings pursuant to clause 8.1 and such termination results in VTTI Services incurring downsizing costs, costs in relation to redundant employees or other costs, in each case that it is unable to recoup, VTTI Holdings shall be liable to compensate VTTI Services for a fair and reasonable proportion of such costs. The Parties shall meet to discuss such proportion and, in determining the proportion, shall have regard to (i) the duration of this Agreement at the time of its termination and (ii) the notice period before termination given by VTTI Holdings. Failing agreement between the Parties as to such proportion, either Party may apply to an independent English Queens Counsel of at least 10 years’ standing with relevant experience of such disputes to determine a fair proportion, and this decision shall be binding on the Parties.

9.	Miscellaneous

9.1	Any notice required to be given by either Party hereunder shall be left at or sent by registered or recorded delivery post to the registered office for the time being of the other Party marked for the attention of its Company Secretary. Any such notice shall be treated as served at the time when it is handed to or left at the registered office of the Party to be served or, if served by post, 48 hours after its posting.

9.2	This Agreement supersedes all prior arrangements, agreements and understandings and constitutes the whole agreement between the Parties relating to the provision of the Consultants. It may only be modified or otherwise amended by written agreement of the Parties.

9.3	The Parties note, by way of background, that, pursuant to Article 5.2 of the Administrative Services Agreement, the Partnership shall indemnify and hold harmless VTTI Services and its officers, employees and agents in accordance with the terms of the Administrative Services Agreement.

9.4	If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

9.5	This Agreement may be executed in one or more counterparts, each of which is an original and which shall together form one and the same instrument.

9.6	This Agreement shall be governed by and construed under English law and each of the Parties hereby irrevocably agrees that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

9.7	IN WITNESS whereof this Agreement has been executed the day and year first above written .

Signed for and on behalf of
VTTI MLP HOLDINGS LTD

by	/s/ Robert M.W.J.C. Nijst
Name:	Robert M.W.J.C. Nijst
Title:	Director

Signed for and on behalf of VTTI MLP SERVICES LTD

by	/s/ Rubel Yilmaz
Name:	Rubel Yilmaz
Title:	Director

[Signature Page to Secondment Agreement]